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SULLIVAN & CROMWELL
125 BROAD STREET, NEW YORK 10004-2498

                                                                     EXHIBIT (8)
                                                                   July 26, 1994
First Union Corporation,
One First Union Center,
Charlotte, North Carolina 28288-0013.
Home Federal Savings Bank,
5225 Wisconsin Avenue, N.W.,
Washington, D.C. 20015.
Ladies and Gentlemen:
     We have acted as special counsel to First Union Corporation, a corporation organized under the laws of North Carolina ("First Union"), in connection with the planned acquisition of all of the assets and liabilities of Home Federal Savings Bank, a stock federal savings bank organized under the laws of the United States ("Home Federal"), by First Union Corporation of Virginia, a corporation organized under the laws of Virginia and a wholly owned subsidiary of First Union (except for certain Class B shares owned by another subsidiary of First Union) ("FUNC-VA"), and the transfer of those assets and liabilities to First Union Bank of Washington, D.C., a national banking association organized under the laws of the United States and a wholly owned subsidiary of FUNC-VA (except for directors' qualifying shares) ("FUNB-DC"), accomplished by means of a merger of Home Federal with and into FUNB-DC (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of the 27th day of May, 1994, by and among Home Federal, First Union, FUNC-VA and FUNB-DC (the "Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Agreement.
     We have assumed with your consent that:
     (a) the Merger will be effected in accordance with the Agreement, and
     (b) the representations contained in the letters of representation from Home Federal, First Union, FUNC-VA and FUNB-DC to us dated July 20, 1994 and July 25, 1994, will be true on the Effective Date.
     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and that
           (i) no gain or loss will be recognized for federal income tax purposes by Home Federal stockholders upon the exchange in the Merger of shares of Home Federal Common Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Shares);
           (ii) the basis of FUNC Common Shares received in the Merger by Home Federal stockholders (including the basis of any fractional share interest in FUNC Common Shares) will be the same as the basis of the shares of Home Federal Common Stock surrendered in exchange therefor;
           (iii) the holding period of FUNC Common Shares received in the Merger by a Home Federal stockholder (including the holding period of any fractional share interest in FUNC Common Shares) will include the holding period during which the shares of Home Federal Common Stock surrendered in exchange therefor were held by the Home Federal stockholder, provided such shares of Home Federal Common Stock were held as capital assets; and
           (iv) cash received by a holder of Home Federal Common Stock in lieu of a fractional share interest in FUNC Common Shares will be treated as received in exchange for such fractional share interest and, provided the fractional

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First Union Corporation
Home Federal Savings Bank                                                      2
     share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Home Federal Common Stock allocable to the fractional share interest.
The tax consequences described above may not be applicable to a Home Federal stockholder who acquired the stock of Home Federal pursuant to the exercise of an employee stock option or right or otherwise as compensation or to a Home Federal stockholder that is an insurance company, securities dealer, financial institution or foreign person.
     We hereby consent to the reference to us under the heading "The
Merger -- Certain Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
                                         Very truly yours,
                                         (Signature of Sullivan & Cromwell)